BANCAFFILIATED, INC.
                                500 Harwood Road
                              Bedford, Texas 76021
                                 (817) 285-6195

Dear Fellow Stockholder:

         On behalf of the Board of Directors and management of BancAffiliated, Inc., you are cordially invited to attend its Annual Meeting of Stockholders. The meeting will be held at 3:15 p.m., Bedford, Texas time, on Wednesday, October 29, 2003, at BancAffiliated, Inc.'s main office, located at 500 Harwood Road, Bedford, Texas 76021.

         An important aspect of the meeting process is the annual stockholder vote on corporate business items. I urge you to exercise your rights as a stockholder to vote and participate in this process. Stockholders are being asked to consider and vote upon:

         1.       the election of three directors of BancAffiliated; and

         2. the ratification of the appointment of Payne, Falkner, Smith & Jones, P.C. as BancAffiliated's auditors.

In addition, the meeting will include management's report to you on our 2003 financial and operating performance.

         We encourage you to attend the meeting in person. Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope as promptly as possible. This will save BancAffiliated additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

         Your Board of Directors and management are committed to the success of BancAffiliated and the enhancement of the value of your investment. Thank you for your confidence and support.

                                          Very truly yours,

                                           /s/ Garry J. Graham

                                          Garry J. Graham
                                          President and Chief Executive Officer

September 19, 2003
Bedford, Texas

                              BANCAFFILIATED, INC.
                                500 Harwood Road
                              Bedford, Texas 76021
                                 (817) 285-6195
                               -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 29, 2003
                               -------------------

NOTICE  IS  HEREBY   GIVEN  that  the  Annual   Meeting   of   Stockholders   of
BancAffiliated, Inc. will be held as follows:

TIME     ..................................3:15 p.m. Bedford, Texas time

DATE     ..................................Wednesday, October 29, 2003

PLACE......................................500 Harwood Road, Bedford, Texas

ITEMS OF BUSINESS..........................(1) To elect three directors, each for a term of three years;
                                           (2) To  ratify  the  appointment  of
                                           Payne, Falkner,  Smith & Jones, P.C.
                                           as   BancAffiliated's    independent
                                           auditors  for the fiscal year ending
                                           June 30, 2004; and
                                           such other  matters as may  properly
                                           come before the Annual  Meeting,  or
                                           any  adjournments  or  postponements
                                           thereof.

RECORD DATE................................Holders of record of BancAffiliated's common stock at the close of business
                                           on September 10, 2003 will be
                                           entitled to vote at the meeting or
                                           any adjournment of the meeting.

ANNUAL REPORT..............................BancAffiliated's Annual Report to
                                           Stockholders is attached to this
                                           proxy statement as Appendix A.

PROXY VOTING...............................It is important that your shares be represented and voted at the
                                           meeting.  You can vote your shares by
                                           completing and returning the enclosed
                                           proxy card. Regardless of the number
                                           of shares you own, your vote is very
                                           important. Please act today.

                                           BY ORDER OF THE BOARD OF DIRECTORS

                                           /s/ Garry J. Graham

                                           Garry J. Graham
                                           President and Chief Executive Officer


September 19, 2003
Bedford, Texas

                                               BANCAFFILIATED, INC.
                                                 500 Harwood Road
                                               Bedford, Texas 76021
                                                  (817) 285-6195

                                                -------------------

                                                  PROXY STATEMENT
                                                -------------------

                                  ANNUAL MEETING OF STOCKHOLDERS OCTOBER 29, 2003


TABLE OF CONTENTS                                                                                              PAGE

Introduction......................................................................................................1
Information about the Annual Meeting..............................................................................2
What is the purpose of the Annual Meeting?........................................................................2
Who is entitled to vote?..........................................................................................2
What if my shares are held in "street name" by a broker?..........................................................2
How many shares must be present to hold the meeting?..............................................................3
What if a quorum is not present at the meeting?...................................................................3
How do I vote?....................................................................................................3
Can I change my vote after I submit my proxy?.....................................................................3
How does the Board of Directors recommend I vote on the proposals?................................................4
What if I do not specify how my shares are to be voted?...........................................................4
Will any other business be conducted at the meeting?..............................................................4
How many votes are required to elect the director nominees?.......................................................4
What happens if a nominee is unable to stand for election?........................................................4
How will abstentions be treated?..................................................................................5
How will broker non-votes be treated?.............................................................................5
Stock ownership...................................................................................................6
Stock ownership of significant stockholders, directors and executive officers.....................................6
Proposal 1 - Election of directors................................................................................7
General...........................................................................................................7
Nominees..........................................................................................................7
Board of Directors' meetings and committees.......................................................................8
Directors' compensation..........................................................................................10
Executive compensation...........................................................................................11
Employment agreement.............................................................................................13
Benefits.........................................................................................................13
Report of the Audit Committee of the Board of Directors..........................................................14
Loans and other transactions with officers and directors.........................................................15
Proposal 2 - Ratification of auditors............................................................................16
Section 16(a) beneficial ownership reporting compliance..........................................................16





Stockholder proposals for 2004 Annual Meeting....................................................................17
Other matters....................................................................................................17
Annual report to stockholders............................................................................Appendix A


                              BANCAFFILIATED, INC.
                                500 Harwood Road
                              Bedford, Texas 76021
                                 (817) 285-6195

                               -------------------

                                 PROXY STATEMENT
                               -------------------

                                  INTRODUCTION

         The Board of Directors of BancAffiliated, Inc. is using this proxy statement to solicit proxies from the holders of BancAffiliated, Inc.'s common stock for use at BancAffiliated, Inc.'s upcoming Annual Meeting of Stockholders. The meeting will be held on Wednesday, October 29, 2003 at 3:15 p.m., Bedford, Texas time, at BancAffiliated, Inc.'s main office, located at 500 Harwood Road, Bedford, Texas. At the meeting, stockholders will be asked to vote on two proposals:

         1. Election of three directors of BancAffiliated, Inc., each to serve for a term of three years;

         2. Ratification of the appointment of Payne, Falkner, Smith & Jones, P.C. as BancAffiliated, Inc.'s independent auditors for the fiscal year ending June 30, 2004; and

such other matters that may properly come before the Annual Meeting, or any adjournments or postponements thereof. These proposals are described in more detail below. Stockholders also will consider any other matters that may properly come before the meeting, although the Board of Directors knows of no other business to be presented. Some of the information in this proxy statement relates to Affiliated Bank, a wholly owned subsidiary of BancAffiliated, Inc.

         By submitting your proxy, you authorize BancAffiliated, Inc.'s Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions. The Board also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.

         BancAffiliated, Inc.'s Annual Report to Stockholders for the fiscal year ended June 30, 2003, which includes BancAffiliated, Inc.'s annual financial statements, is attached to this proxy statement as Appendix A. Although the Annual Report is being mailed to stockholders with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated into this proxy statement by reference.

         This proxy statement and the accompanying materials are first being mailed to stockholders on or about September 19, 2003.

         Your vote is important. Whether or not you plan to attend the meeting, please submit your proxy promptly in the enclosed envelope.

                      INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

         At the annual meeting, stockholders will be asked to vote on the following proposals:

         1. Election of three directors of BancAffiliated, Inc., each for a term of three years; and

         2. Ratification of the appointment of Payne, Falkner, Smith & Jones, P.C. as BancAffiliated, Inc.'s independent auditors for the fiscal year ending June 30, 2004.

         The stockholders also will act on any other business that may properly come before the meeting. Members of our management team will be present at the meeting to respond to your questions.

Who is entitled to vote?

         The  record  date  for  the  meeting  is  September   10,  2003.   Only
stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting. The only class of stock entitled to be voted at the meeting is BancAffiliated, Inc.'s common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date, there were 278,500 shares of common stock outstanding.

What if my shares are held in "street name" by a broker?

         If your shares are held in "street name" by a broker, your broker is required to vote your shares in accordance with your instructions. If you do not give instructions to your broker, your broker will nevertheless be entitled to vote your shares with respect to "discretionary" items, but will not be permitted to vote your shares with respect to "non-discretionary" items. In the case of non-discretionary items, your shares will be treated as "broker non-votes." Proposals 1 and 2 are both expected to be considered "discretionary" items.

How many shares must be present to hold the meeting?

         A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of at least one-third of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

         If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken. An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?

         YOU  MAY  VOTE  BY  MAIL.  If  you  properly   complete  and  sign  the
accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions.

         YOU MAY VOTE IN PERSON AT THE MEETING. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. Note, however, that if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy from the holder of your shares indicating that you were the beneficial owner of those shares on September 10, 2003, the record date for voting at the meeting. You are encouraged to vote by proxy prior to the meeting even if you plan to attend the meeting.

Can I change my vote after I submit my proxy?

         Yes, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

         o        signing another proxy with a later date;

         o giving written notice of the revocation of your proxy to BancAffiliated, Inc.'s Secretary prior to the annual meeting; or

         o voting in person at the annual meeting. Your proxy will not be automatically revoked by your mere attendance at the meeting; you must actually vote at the meeting to revoke a prior proxy.

How does the Board of Directors recommend I vote on the proposals?

         Your Board recommends that you vote:

         o        FOR election of the three  nominees to the Board of Directors;
                  and

         o FOR ratification of the appointment of Payne, Falkner, Smith & Jones, P.C. as BancAffiliated, Inc.'s independent auditors.

What if I do not specify how my shares are to be voted?

         If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:

         o        FOR election of the three  nominees to the Board of Directors;
                  and

         o FOR ratification of the appointment of Payne, Falkner, Smith & Jones, P.C. as BancAffiliated, Inc.'s independent auditors.

Will any other business be conducted at the meeting?

         The Board of Directors knows of no other business that will be presented at the meeting. If, however, any other proposal properly comes before the stockholders for a vote at the meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.

How many votes are required to elect the director nominees?

         The affirmative vote of a plurality of the votes cast at the meeting is required to elect the three nominees as directors. This means that the three nominees will be elected if they receive more affirmative votes than any other persons nominated for election. No persons have been nominated for election other than the three nominees named in this proxy statement. If you vote "Withheld" with respect to the election of one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

What happens if a nominee is unable to stand for election?

         If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute nominee unless you have withheld authority to vote for the nominee replaced.

How many votes are required to ratify the appointment of BancAffiliated, Inc.'s independent auditors?

         The ratification of the appointment of Payne, Falkner, Smith & Jones, P.C. as BancAffiliated, Inc.'s independent auditors requires the affirmative vote of a majority of the votes cast on the matter.

How will abstentions be treated?

         If you abstain from voting, your shares will still be included for purposes of determining whether a quorum is present. Because directors will be elected by a plurality of the votes cast, abstaining is not offered as a voting option for Proposal 1. If you abstain from voting on Proposal 2, your shares will not be included in the number of shares voting on the proposal and, consequently, your abstention will have no effect on the proposal.

How will broker non-votes be treated?

         Shares treated as broker non-votes on one or more proposals will be included for purposes of calculating the presence of a quorum but will not be counted as votes cast. Consequently, broker non-votes will have no effect on Proposal 1 or Proposal 2.

                                 STOCK OWNERSHIP

Stock Ownership of Significant Stockholders, Directors and Executive Officers

         The following table shows, as of September 10, 2003, the beneficial ownership of BancAffiliated, Inc. common stock by:

         o any persons or entities known by management to beneficially own more than five percent of the outstanding shares of BancAffiliated, Inc. common stock;

         o        each director and director nominee of BancAffiliated, Inc.;

         o each officer of BancAffiliated, Inc. and the Bank named in the "Summary Compensation Table" appearing below; and

         o all of the executive officers and directors of BancAffiliated, Inc. and Affiliated Bank as a group.

         The address of each of the beneficial owners, except where otherwise indicated, is the same address as BancAffiliated, Inc.'s. As of September 10, 2003, there were 278,500 shares of BancAffiliated, Inc. common stock issued and outstanding.



                      Beneficial Owner                           Shares Beneficially Owned(1)     Percent of Class
                      ----------------                           -------------------------        ----------------

Garry J. Graham, President, Chief Executive Officer
and Director                                                               47,225                    16.82%
James E. Jennings, Director                                                 8,000                     2.87%
Kenneth L. Lee, Chairman of the Board                                      15,001                     5.37%
Kenneth L. Schilling, Director                                              5,283(2)                  1.90%
Donald H. Stone, Director and Vice Chairman of the
Board                                                                      15,002(3)                  5.38%
William J. Wethington, Director                                            15,002                     5.38%
Billy W. Allen, Executive Vice President of Affiliated
Bank                                                                        1,950(4)                  0.70%
All directors and executive officers as a group (7 persons)               107,463                    37.87%

-----------------------
(1) Includes shares held directly, as well as shares held in retirement accounts, held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the named individuals may be deemed to have sole or shared voting and/or dispositive power. The amount also includes 2,300, 294, 589, 207, 589, 589 and 700 shares subject to options which are currently exercisable or will become exercisable within 60 days of September 10, 2003, awarded under the 2002 Stock Option and Incentive Plan to Mr. Graham, Mr. Jennings, Mr. Lee, Mr. Schilling, Mr. Stone, Mr. Wethington and Mr. Allen, respectively.
(2)  Includes 400 shares held by Mr.  Schilling's  spouse.
(3)  Includes  2,343 shares held by Mr. Stone's spouse.
(4) Includes 250 shares of restricted stock awarded to Mr. Allen's spouse who is a vice president of Affiliated Bank.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

General

         BancAffiliated, Inc.'s Board of Directors consists of six directors divided into three classes. Directors in each class are elected to serve for three-year terms that expire in successive years. The term of one of the classes of directors will expire at the annual meeting.

Nominees

         BancAffiliated, Inc. has nominated Kenneth L. Lee, Donald H. Stone and James E. Jennings for election as directors for three-year terms expiring at the annual meeting of stockholders to be held in 2006. Each nominee currently serves as a director of BancAffiliated, Inc. and Affiliated Bank. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute nominee, unless you have withheld authority to vote for the nominee replaced.

         The affirmative vote of a plurality of the votes cast at the meeting is required to elect the three nominees as directors. Your Board of Directors recommends that you vote "FOR" the election of each of the nominees.

         The following table sets forth, with respect to each nominee and each continuing director, his name, age and the year in which he first became a director of Affiliated Bank. Each director has served as a director of BancAffiliated, Inc. since its formation in 2001.


                                       Age as of                                   Director        Term
                Name                    6/30/03         Positions Held With        Since(1)       Expires
-----------------------------------   ----------   ----------------------------   -----------   -----------

                                                   NOMINEES

Kenneth L. Lee                            50       Director and Chairman of the      1991           2006
                                                     Board
Donald H. Stone                           50       Director and Vice Chairman        1993           2006
                                                     of the Board
James E. Jennings                         63       Director                          1987           2006

                                                   CONTINUING DIRECTORS

William J. Wethington                     69       Director                          1996           2004
Garry J. Graham                           45       President, Chief Executive        1998           2005
                                                   Officer and Director
Kenneth L. Schilling                      55       Director                          1993           2005

-------------------------
(1) Includes time as a director of Affiliated Bank and Affiliated Federal Credit Union, the predecessor to Affiliated Bank.

         The business experience of each director for at least the last five years is set forth below.

         Garry J. Graham. Mr. Graham has served as President and Chief Executive Officer of Affiliated Bank since June of 1998 when it succeeded to the operations of Affiliated Federal Credit Union. Prior to joining Affiliated Bank, he served as a bank consultant for over eight years.

         Kenneth L. Schilling. Since 1993, Mr. Schilling has owned the Schilling Business and Tax Service, located in Ft. Worth, Texas.

         Kenneth L. Lee. Mr. Lee has been the president and owner of K. Lee Enterprises, Inc., a real estate management firm located in Mansfield, Texas, since 1970.

         Donald H. Stone. Mr. Stone is the owner and president of Pet Love International, LP. From March 2001 until August 2002 Mr. Stone served as the president and chief operating officer of Opal Concepts, Inc., a holding company for ProCuts, Inc. and nine other hair salon groups located in Anaheim, California.

         James E. Jennings. From 1981 to 1993, Mr. Jennings served as an executive with Affiliated Foods, Inc. Mr. Jennings retired in 1993.

         William J. Wethington. Mr. Wethington has been a real estate investor since 1993.

Board of Directors' Meetings and Committees

         Board and Committee Meetings of BancAffiliated, Inc. Meetings of BancAffiliated, Inc.'s Board of Directors are generally held on a quarterly basis. BancAffiliated, Inc.'s Board of Directors held eight meetings during fiscal 2003. During the fiscal year ended June 30, 2003, no director of BancAffiliated, Inc. attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served. The Board of Directors of BancAffiliated, Inc. has standing Audit and Executive/Nominating Committees.

         The Audit Committee is comprised of Directors Jennings, Stone and Wethington. The Audit Committee meets semi-annually or on an as needed basis. Mr. Jennings serves as Chairman. The Audit Committee recommends BancAffiliated, Inc.'s independent auditors and reviews the audit report prepared by the independent auditors. This committee met three times in fiscal 2003.

         The Executive Committee is comprised of Directors Jennings, Wethington and Stone. The Executive Committee meets on an as needed basis. Mr. Jennings serves as Chairman. The Executive Committee is authorized to conduct any business which the full board of directors may conduct. This committee met six times in fiscal 2003.

         The Executive Committee acts as the Nominating Committee for selecting nominees for election to the Board. The Nominating Committee generally meets once per year to make nominations. While the Nominating Committee will consider nominees recommended by stockholders, the Nominating Committee has not actively solicited such nominations.

         Pursuant to BancAffiliated, Inc.'s Bylaws, nominations for election as directors by stockholders at an annual meeting must be made in writing and delivered to BancAffiliated, Inc.'s Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting date. If, however, the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from the preceding year's annual meeting date, then nominations must be received by BancAffiliated, Inc. no earlier than the 120th day prior to the meeting and no later than the 90th day prior to the meeting or the tenth day following the day on which notice of the date of meeting was mailed or public announcement of the date of the meeting was first made.

         Board and Committee Meetings of Affiliated Bank. Affiliated Bank's Board of Directors generally meets monthly. Affiliated Bank's Board of Directors met twelve times during fiscal 2003. During the fiscal year ended June 30, 2003, no director of Affiliated Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served.

         The Audit Committee is comprised of Messrs. Jennings, Stone and Wethington. Mr. Jennings serves as Chairman. The Audit Committee meets semi-annually or more frequently as needed. The committee recommends the independent auditors and reviews the audit report prepared by the independent auditors. This committee met eight times in fiscal 2003 and oversees the audit and loan review activities of Affiliated Bank.

         The Loan Committee oversees all loan activities. The committee approves all loans that exceed management's loan authority, periodically reviews loans within the officer's loan authority and reviews all past due loans on a monthly basis. This committee meets weekly or as needed. The committee is comprised of Messrs. Graham, Lee and Schilling with Mr. Lee serving as Chairman. This committee met 38 times in fiscal 2003.

         The Asset/Liability Management Committee is chaired by Mr. Graham and Messrs. Lee and Schilling also serve as members. The committee meets quarterly or more frequently as needed. The committee reviews, identifies and classifies Affiliated Bank's assets based on credit risk, in accordance with regulatory guidelines. This committee is also responsible for reviewing asset valuation and classification policies, as well as developing and monitoring asset disposition. The committee reviews and monitors Affiliated Bank's investment portfolio, liquidity position and interest rate risk. This committee met four times in fiscal 2003.

         The Executive Committee is comprised of Messrs. Jennings, Stone and Wethington with Mr. Jennings serving as chairman. The committee meets on an as needed basis. The committee is generally authorized to oversee management or special projects on behalf of the full Board of Directors. This committee met six times in fiscal 2003.

Directors' Compensation

         Members of BancAffiliated, Inc.'s Board of Directors do not receive any fees for their service. Members of Affiliated Bank's Board of Directors receive a fee of $250 per meeting attended and $100 per committee meeting attended. Loan committee members receive $100 per month, due to the frequency of meetings and $25 for each loan reviewed. Mr. Graham does not receive committee fees. For the fiscal year ended June 30, 2003, the members of the Board of Directors as a group received a total of $37,000 in bonuses.

Executive Compensation

         BancAffiliated, Inc. has not paid any compensation to its executive officers since its formation. BancAffiliated, Inc. does not anticipate paying any compensation to its officers until it becomes actively involved in the operation or acquisition of a business other than Affiliated Bank. The following table summarizes for the years indicated the compensation paid by Affiliated Bank to Garry J. Graham, the Chief Executive Officer of Affiliated Bank and Billy W. Allen, Executive Vice President of Affiliated Bank. No other executive officer received a salary and bonus in excess of $100,000.

                                              Executive Compensation Table



                                                                                                      Long Term
                                                                                                     Compensation
                                                             Annual Compensation                        Awards
                                                 ------------------------------------------   ---------------------------

                                                                                  Other         Restricted
                                                                                  Annual          Stock                  All Other
                                       Fiscal                                   Compensation      Award     Options       Compen-
    Name and Principal Position         Year        Salary         Bonus          ($)(1)           ($)        (#)        sation(3)
-----------------------------------   ---------  ------------- --------------  --------------  ----------- ---------- -------------

Garry J. Graham                         2003         $144,583       $ 15,000       ---         $34,590(2)   6,500        $3,648(3)
President and Chief Executive           2002         $112,000            ---       ---               ---     ---         $3,341(3)
Officer                                 2001         $103,875       $  5,000       ---               ---     ---         $2,998(3)
Billy W. Allen(4)                       2003         $101,358       $  3,547       ---               ---     ---         $    ---
Executive Vice President

-------------
(1) This amount does not include personal benefits or perquisites which did not exceed the lesser of $50,000 or 10% of the named individual's salary and bonus.
(2) Represents the dollar value of 3,000 shares of restricted stock awarded under BancAffiliated's 2002 Recognition and Retention Plan, based on the $11.53 closing price per share of the common stock on the OTC Bulletin Board on October 30, 2002, the date of grant. At June 30, 2003 the dollar value of the 3,000 shares was $55,290, based on a $18.43 closing price. The 3,000 shares vest in five equal annual installments. The first installment vested on October 30, 2002, with the remaining installments to vest equally on October 30, 2003, 2004, 2005 and 2006. All dividends declared or paid on these shares, including shares still subject to restrictions, will be paid to Mr. Graham when the restrictions lapse.
(3) Amount represents contribution under Affiliated Bank's Savings Incentive Match Plan for Employees of Small Employers.
(4) Mr. Allen did not work for Affiliated Bank during the fiscal years ended June 30, 2002 and 2001.

         The following table sets forth certain information concerning grants of stock options to Garry Graham, BancAffiliated's President and Chief Executive Officer and Billy W. Allen, Executive Vice President of Affiliated Bank, during the fiscal year ended June 30, 2003. No stock appreciation rights were granted in fiscal 2003.


                               OPTION/SAR GRANTS IN LAST FISCAL YEAR (INDIVIDUAL GRANTS)
                                                       Percent of
                                   Number of              total
                                  securities           options/SARs
                                  underlying            granted to
                                  options/SARS         employees in       Exercise or        Expiration
         Name                       granted            fiscal year        Base Price           Date
         ----                     ------------         ------------       -----------        ----------

    Garry J. Graham                  6,500               50.00%            $11.53             10/30/12
    Billy W. Allen                    ---                 --- %            $  ---                ---


         The following table provides information as to the number and value of the stock options held by Garry Graham, BancAffiliated's President and Chief
Executive Officer, and Billy Allen as of June 30, 2003, none of which were exercised during the fiscal year ended June 30, 2003.


                               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END
                                                      OPTION VALUES

                                                          Number of Securities                Value of Unexercised
                                                     Underlying Unexercised Options           In-the-Money Options
                                                            at FY-End (#)(1)                    at FY-End ($)(2)
                                                   ----------------------------------- ----------------------------------
                            Shares
         Name              Acquired       Value
                         on Exercise    Realized      Exercisable      Unexercisable      Exercisable     Unexercisable
                             (#)           ($)            (#)               (#)               ($)              ($)
----------------------- -------------- ----------- ----------------- ----------------- ----------------- ----------------

Garry J. Graham              ---          $ ---          1,300             5,200                  $9,386          $37,544
Billy W. Allen               ---          $ ---           ---               ---                      ---              ---
======================= ============== =========== ================= ================= ================= ================

-------------
(1) Represents an option to purchase common stock awarded to BancAffiliated's President and Chief Executive Officer. The options vest in five equal annual installments. The first installment vested on October 30, 2002, with the remaining installments to vest equally on October 30, 2003, 2004, 2005, and 2006.
(2) Represents the aggregate market value (market price less the exercise price) of the option based upon the average of the closing bid and asked price of $18.75 per share as reported on the OTC Bulletin Board on September 10, 2003.


Employment Agreement

         Employment Agreement for Garry J. Graham. In May 2001, Affiliated Bank entered into an employment agreement with Mr. Graham providing for an initial term of three years. Under the employment agreement, the initial salary level is $112,000, and the agreement also provides for equitable participation by Mr. Graham in Affiliated Bank's employee benefit plans. The agreement provides that Mr. Graham's salary will be increased $15,000 for each $200,000 increase in pre-tax income earned by Affiliated Bank in excess of $200,000, with a maximum salary of $247,000. The agreement may be terminated by Affiliated Bank at any time or by the executive if he is assigned duties inconsistent with his initial position, duties, responsibilities and status. In the event that Mr. Graham's employment is terminated without cause or upon his voluntary termination following the occurrence of an event described in the preceding sentence, Affiliated Bank would be required to honor the terms of the agreement through the expiration of the contract, including payment of then current cash compensation and continuation of employee benefits.

         The employment agreement also provides for a severance payment and other benefits if Mr. Graham is involuntarily terminated because of a change in control of BancAffiliated, Inc. or Affiliated Bank. The agreement authorizes severance payments on a similar basis if Mr. Graham involuntarily terminates his employment following a change in control because he is assigned duties inconsistent with his position, duties, responsibilities and status immediately prior to the change in control. The maximum value of the severance benefits under the employment agreements is 2.99 times the executive's average annual W-2 compensation during the five calendar year period prior to the effective date of the change in control (base amount). Assuming that a change in control had occurred as of June 30, 2003, Mr. Graham would be entitled to a lump sum cash payment of approximately $308,954. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual's base amount are deemed to be "excess parachute payments" if they are conditioned upon a change in control. Individuals receiving parachute payments in excess of three times of their base amount are subject to a 20% excise tax on the amount of the excess payments. If excess parachute payments are made, BancAffiliated, Inc. and Affiliated Bank would not be entitled to deduct the amount of the excess payments. The employment agreement provides that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

Benefits

         General. Affiliated Bank currently provides health and welfare benefits to its employees, including hospitalization and comprehensive medical insurance, subject to deductibles and copayments by employees.

         Simple IRA. Affiliated Bank maintains a qualified, tax-exempt savings plan known as a Simple IRA (the "Plan") with a cash or deferred feature qualifying under Section 408(p) of the Internal Revenue Code. Employees of
Affiliated Bank who earned at least $5,000 in the preceding calendar year may participate in this Plan.

         Participants are permitted to make salary reduction contributions to the Plan of up to $8,000 of the participant's annual salary. In addition, Affiliated Bank may match the participant's contribution on a dollar for dollar basis up to 100% of the participant's before-tax contribution up to a maximum contribution by Affiliated Bank of 3% of the participant's annual salary for the year. All contributions by Affiliated Bank and the participants, as well as earnings, are fully and immediately vested.

         Participants may invest amounts contributed to their IRA accounts in any number of investment options available under the Plan. Each participant receives an annual statement which provides information regarding, among other things, the market value of his investments and contributions made to the Plan on the participant's behalf. For the year ended June 30, 2003, Affiliated Bank's contribution to the Plan on behalf of Mr. Graham was $3,648.

Report of the Audit Committee of the Board of Directors

         Notwithstanding anything to the contrary set forth in any of BancAffiliated, Inc.'s previous or future filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

         Membership and Role of the Audit Committee. The Audit Committee is comprised of the following members of BancAffiliated, Inc.'s Board of Directors:
Jennings, Stone and Wethington. The Board of Directors has determined that each of the members of the Audit Committee is independent as defined under the National Association of Securities Dealers' listing standards. The Audit Committee does not operate under a written charter.

         The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding accounting, tax and legal compliance. The Audit Committee's primary duties and responsibilities are to:

          o    serve  as  an   independent   and  objective   party  to  monitor
               BancAffiliated, Inc.'s financial reporting process and internal control system;

          o review and appraise the audit efforts of BancAffiliated, Inc.'s independent accountants and internal audit department;

          o evaluate BancAffiliated, Inc.'s quarterly financial performance as well as its compliance with laws and regulations; and

          o    provide an open  avenue of  communication  among the  independent
               accountants,   financial  and  senior  management,  counsel,  the
               internal audit department and the Board of Directors.

         Review of BancAffiliated's Audited Financial Statements for the Fiscal Year ended June 30, 2003. The Audit Committee has reviewed and discussed the audited financial statements of BancAffiliated, Inc. for the fiscal year ended June 30, 2003 with BancAffiliated, Inc.'s management. The Audit Committee has discussed with Payne, Falkner, Smith & Jones, P.C., BancAffiliated, Inc.'s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         The Audit Committee has also received the written disclosures and the letter from Payne, Falkner, Smith & Jones, P.C. required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Payne, Falkner, Smith & Jones, P.C. with that firm.

         Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that BancAffiliated, Inc.'s audited financial statements be included in its Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003, for filing with the SEC.

         James E. Jennings        Donald H. Stone          William J. Wethington

Loans and Other Transactions with Officers and Directors

         Affiliated Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with unaffiliated third parties prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. In addition, all loans and forgiveness of loans to directors and executive officers are approved by at least a majority of the independent, disinterested members of the Board of Directors.

         All loans we make to our directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of Affiliated Bank. Loans to all directors and executive officers and their associates totaled approximately $583,000 at June 30, 2003, which was 8.7% of our equity at that date. All loans to directors and executive officers were performing in accordance with their terms at June 30, 2003.

                      PROPOSAL 2 - RATIFICATION OF AUDITORS

         The Board of Directors has renewed BancAffiliated, Inc.'s arrangement for Payne, Falkner, Smith & Jones, P.C. to be its independent auditors for the fiscal year ending June 30, 2004, subject to the ratification of the appointment by stockholders at the annual meeting. A representative of Payne, Falkner, Smith & Jones, P.C. is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

         The following table sets forth the fees billed to BancAffiliated, Inc. by Payne, Falkner, Smith & Jones, its independent auditor for each of the last two fiscal years.


           Name of Fees                          Fiscal 2002        Fiscal 2003
--------------------------------------------------------------------------------
Audit Fees                                         $18,100             $16,000
  (includes review of SEC Reports)

Other Audit Related Fees                           $   -0-             $ 2,200
  (includes other services related to audit)

Tax Related Fees                                   $ 2,450             $   700

All other fees                                     $   -0-             $   -0-

--------------------------------------------------------------------------------

         Under the current policy of the Audit Committee, all services provided by the independent auditor must first be preapproved by the Audit Committee. The Audit Committee determined that the provision of services covered under the caption "All Other Fees" was compatible with maintaining the independence of Payne, Falkner, Smith & Jones, P.C.

         The Board of Directors recommends that you vote "FOR" the ratification of the appointment of Payne, Falkner, Smith & Jones, P.C. as BancAffiliated, Inc.'s independent auditors for the fiscal year ending June 30, 2004.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires BancAffiliated, Inc.'s directors and executive officers, and persons who beneficially own more than 10% of the common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the common stock. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish BancAffiliated with copies of all Section 16(a) forms they file.

         To BancAffiliated, Inc.'s knowledge, based solely on a review of the copies of such reports furnished to BancAffiliated, Inc. and written representations that no other report were required, during the fiscal year ended June 30, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were met.

                  STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

         If you intend to present a stockholder proposal at the next year's annual meeting, your proposal must be received by BancAffiliated, Inc. at its executive offices, located at 500 Harwood Road, Bedford, Texas 76021, no later than July 1, 2004 to be eligible for inclusion in BancAffiliated, Inc.'s proxy statement and form of proxy for that meeting. Your proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and BancAffiliated, Inc.'s articles of incorporation and bylaws and Maryland law.

         To be considered for presentation at the 2004 annual meeting, but not for inclusion in BancAffiliated, Inc.'s proxy statement and form of proxy for that meeting, stockholder proposals must be received by BancAffiliated, Inc. no earlier than July 1, 2004 and no later than July 31, 2004. If, however, the date of the next annual meeting is before September 29, 2004 or after December 28, 2004, proposals must instead be received by BancAffiliated, Inc. no earlier than the 120th day prior to the date of the next annual meeting and no later than the close of business on the 90th day before the meeting or the tenth day after the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting is first made. If a stockholder proposal that is received by BancAffiliated, Inc. after the applicable deadline for presentation at the next annual meeting is raised at that meeting, the holders of the proxies for that meeting will have the discretion to vote on the proposal in accordance with their best judgment and discretion, without any discussion of the proposal in BancAffiliated, Inc.'s proxy statement for the meeting.

                                  OTHER MATTERS

         The Board of Directors knows of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.

         BancAffiliated, Inc. will pay the costs of soliciting proxies. BancAffiliated, Inc. will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of BancAffiliated, Inc.'s common stock. In addition to solicitation by mail, directors, officers and employees of BancAffiliated, Inc. may solicit proxies personally or by facsimile, telegraph or telephone, without additional compensation.

September 19, 2003
Bedford, Texas

                                   APPENDIX A

                   2003 ANNUAL REPORT OF BANCAFFILIATED, INC.

                                Table of Contents



Selected Financial Data....................................................A-1
Management's Discussion and Analysis of
  Financial Condition and Results of Operations............................A-3
Independent Auditor's Report...............................................A-15
Consolidated Financial Statements..........................................A-16
Notes to Consolidated Financial Statements.................................A-20
Stockholder Information....................................................A-43
Corporate Information......................................................A-44

                             SELECTED FINANCIAL DATA




                                                               At June 30,
                                                     ---------------------------
                                                          2003           2002
                                                     ---------------------------
                                 (In Thousands)
Selected Financial Condition Data:
   Total assets.....................................      $73,862        $56,290
   Loans receivable, net............................       38,476         27,179
   Federal funds sold...............................        4,260          1,120
   Interest-bearing deposits in other financial
      institutions..................................        1,011            492
   Securities available for sale, at fair value:
      Federal Home Loan Bank stock..................        1,569          1,464
      Mortgage-backed securities....................       17,826         14,704
      Collateralized-mortgage obligations...........        2,590            ---
   Securities to be held to maturity, at cost:
      Mortgage-backed securities....................        5,583          9,732
      Collateralized-mortgage obligations...........           59          1,868
   Deposits.........................................       35,380         21,996
   Federal Home Loan Bank borrowings................       30,687         28,994
   Note Payable.....................................        2,000            ---
   Total equity.....................................      $ 5,559       $  4,989



                                                          Years Ended June 30,
                                                          2003           2002
                                                      --------------------------

Selected Operations Data:
   Interest and dividend income.....................       $3,554        $2,943
   Interest expense.................................       (1,053)       (1,271)
                                                           -------       -------
      Net interest income...........................        2,501         1,672
   Provision for loan losses........................         (120)         (185)
                                                           -------       -------
      Net interest income after loan losses.........        2,381         1,487
                                                           -------       -------

   Other operating income:
      Service charges and fees......................           81            76
      Gain on sale of other real estate owned.......            4           ---
      Other........................................            48            41
                                                           -------       -------
        Total other operating income................          133           117
                                                           -------       -------

   Other operating expenses:
      Compensation and benefits.....................          972           489
      Occupancy and equipment expense...............          172           186
      Other operating expenses......................          482           330
                                                           ------        -------
         Total other operating expenses.............        1,626         1,005
                                                           ------        -------

         Income before income taxes.................          888           599

   Income tax expense...............................          337           211
                                                           ------        -------
      Net income....................................      $   551       $   388
                                                           ======        =======

                                                          Years Ended June 30,

                                                            2003         2002

Key Operating Ratios and Other Data:
Performance ratios:
   Return on assets (1)............................            0.93%       0.86%
   Return on equity (2)............................           10.43%       8.12%
   Net interest margin (3).........................            4.38%       3.89%
   Interest rate spread (4)........................            4.13%       3.57%
   Operating expense divided by average assets.....            2.80%       2.23%

   Average interest-earning assets divided by
     average interest-bearing liabilities..........             113%        108%

Quality ratios:
   Non-performing assets divided by total assets...            0.61%       0.82%
   Allowance for loan losses to
     non-performing loans..........................              90%         68%
   Allowance for loan losses to gross loans........            1.05%       0.99%

Capital ratios:
   Equity to total assets at end of period.........            7.53%       8.86%
   Average equity to average assets................            8.96%      10.59%
   Tier 1 risk-based capital ratio.................           15.63%      14.02%
   Total risk-based capital ratio..................           16.58%      15.12%

Other data:
   Number of full service offices..................               1           1

----------------------------

(1) Ratio of net  income to  average  total  assets
(2) Ratio of net  income to average equity
(3) Net interest income divided by average earning assets.
(4) Difference between average rate on interest-earning assets and interest-bearing liabilities.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995.

         A number of the matters and subject areas discussed in this annual report that are historical or current facts deal with potential future circumstances and developments. The discussion of these matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from the actual future experience of BancAffiliated, Inc. involving any one or more of these matters and subject areas. BancAffiliated, Inc. has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from BancAffiliated, Inc.'s current expectations regarding the relevant matter or subject area. These risks and uncertainties include, but are not limited to, changes in economic conditions in BancAffiliated, Inc.'s market area, changes in policies by regulatory agencies, fluctuations in interest rates, and demand for loans in BancAffiliated, Inc.'s market area and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected, or described from time to time in BancAffiliated, Inc.'s reports filed with the U.S. Securities and Exchange Commission and disseminated by BancAffiliated, Inc. in press releases. This annual report speaks only as of its date, and BancAffiliated, Inc. disclaims any duty to update the information herein.

General

         The following discussion is intended to assist in understanding the financial condition and results of operations of BancAffiliated, Inc. and its subsidiary Affiliated Bank. The following discussion should be read in conjunction with the financial statements and the accompanying notes to the financial statements.

         BancAffiliated, Inc. and Affiliated Bank's results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and borrowings. BancAffiliated, Inc. and Affiliated Bank's results of operation also are affected by the level of its non-interest income and expenses and income tax expense.

         The activities of BancAffiliated, Inc. itself have been limited to investment in the stock of Affiliated Bank and deposits at Affiliated Bank, deposits at other banks and the purchase of loan participations from Affiliated Bank. Unless otherwise indicated, all activities discussed below are of Affiliated Bank.

Asset and Liability Management and Market Risk

         Our Risk when Interest Rates Change. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time. Our loans generally have longer maturities than our deposits. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk. As of June 30, 2003, our one-year cumulative interest rate sensitivity gap as a percentage of total assets was a negative 0.3%, which generally means if interest rates increase, our net interest income could be reduced because interest earned on assets could increase more slowly than interest paid on interest-bearing liabilities, including deposits and borrowing.

         How We Measure Our Risk of Interest Rate Changes. As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring interest rate risk we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

         In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on our results of operations, we have adopted investment/asset and liability management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. The board of directors sets and recommends the asset and liability policies of Affiliated Bank, which are implemented by the asset/liability management committee. The asset/liability management committee is chaired by President Graham and is comprised of members of our board of directors.

         The purpose of the asset/liability management committee is to communicate, coordinate and control asset/liability management consistent with our business plan and board approved policies. The committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals.

         The asset/liability management committee generally meets on a quarterly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections pursuant to net present value of portfolio equity analysis and income simulations. The asset/liability management committee recommends appropriate strategy changes based on this review. The President or his designee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors at least quarterly.

         In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:

         -   Originating adjustable rate loans
         - Originating a reasonable volume of short- and intermediate-term fixed rate loans
         -   Managing our deposits to establish stable deposit relationships.

         At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the asset/liability management committee may determine to increase our interest rate risk position somewhat in order to maintain our net interest margin. In the future, we intend to continue our existing strategy of originating relatively short-term and/or adjustable rate loans.

         The asset/liability management committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity, which is defined as the net present value of an institution's existing assets and liabilities, and evaluating such impacts against the maximum potential changes in net interest income and market value of portfolio equity that are authorized by the board of directors of Affiliated Bank.

         The Office of Thrift Supervision provides Affiliated Bank with the information presented in the following table, which is based on information provided to the Office of Thrift Supervision by Affiliated Bank. It presents the change in Affiliated Bank's net portfolio value at June 30, 2003 (the latest data available), that would occur upon an immediate change in interest rates based on Office of Thrift Supervision assumptions, but without effect to any steps that management might take to counteract that change.


        Change in
    Interest Rates in                      Net Portfolio Value                        Net Portfolio Value
   Basis Points ("bp")                   (Dollars in Thousands)                      as % of PV of Assets
       (Rate Shock                                                                   --------------------
        in Rates)(1)           $ Amount         $ Change         % Change      NPV Ratio             Change
       -------------           --------         --------         --------      ---------             ------

         +300 bp                6,861             (301)             (4%)         9.44%               -23 bp
         +200 bp                7,022             (140)             (2%)         9.59%                -7 bp
         +100 bp                7,130              (32)              0%          9.68%                -1 bp
           0 bp                 7,162              ---              ---          9.67%                 ---
         -100 bp                7,067              (95)             (1%)         9.50%               -17 bp
        -200 bp(2)                ---              ---              ---           ---                  ---
        -300 bp(2)                ---              ---              ---           ---                  ---

-----------
(1) Assumes an instantaneous uniform change in interest rates at all maturities.
(2) Not measured by the Office of Thrift Supervision due to the current rate environment.

         The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

         As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

         The following table presents the contractual maturities and repricing data of BancAffiliated, Inc.'s and Affiliated Bank's interest-earning assets and interest-bearing liabilities, commonly called a "gap" report, as of June 30, 2003. It gives an indication of our interest rate sensitivity position; however, it is used by management in conjunction with other reports to determine plans and strategies for managing our interest rate risk. The gap report has limitations; for example, no prepayment assumptions have been made with regard to interest-earning assets.



                                                                                                Not Rate
                                                                 Rate Sensitive                 Sensitive
                                                                 --------------                    or
                                                         Within       90 days       1 to 3        Over
                                                         90 days     to 1 Year       Years      3 Years      Total
                                                         -------     ---------      ------      -------      -----
                                                                          (Dollars in Thousands)
Interest-Earning Assets:
   Federal funds sold.................................    $  4,260  $       ---   $     ---    $     ---    $  4,260
   Deposits in banks..................................       1,011          ---         ---          ---       1,011
   Mortgage-backed and related securities.............       8,704       11,868       2,241        3,245      26,058
   Federal Home Loan Bank stock......................        1,569          ---         ---          ---       1,569
   Loans..............................................      23,973        4,650       4,496        5,357      38,476
                                                           -------      -------      ------       ------      ------
     Total interest-earning assets....................     $39,517      $16,518      $6,737       $8,602     $71,374
                                                           =======      =======      ======       ======     =======

Interest-Bearing Liabilities:
   Savings accounts...................................        $186    $     306     $   988      $   579    $  2,059
   NOW, money market accounts.........................         325          486         816          110       1,737
   Time deposit accounts..............................       5,928       18,539         874          ---      25,341
   Federal Home Loan Bank advances....................       7,359       23,133          72          123      30,687
   Note payable.......................................         ---          ---         400        1,600       2,000
                                                           -------      -------      ------       ------     -------
     Total interest-bearing liabilities...............     $13,798      $42,464      $3,150       $2,412     $61,824
                                                           =======      =======      ======       ======     =======

Interest sensitivity gap..............................     $25,719     $(25,946)     $3,587
                                                           =======     ========      ======

Cumulative gap........................................     $25,719     $   (227)    $(3,360)
                                                           =======     ========     =======

Ratio of interest-earning assets to interest-bearing
   liabilities........................................      286.4%        38.9%      213.9%
                                                            =====         ====       =====

Cumulative gap as a percentage of total assets........       34.8%       (0.3)%        4.5%
                                                           ======       ======     =======


         As with any method of measuring interest rate risk, shortcomings are inherent in the method of analysis presented in the foregoing tables. For example, although assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in the market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rate. Additionally, certain assets, such as adjustable rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Changes in Financial Condition from June 30, 2003 to June 30, 2002.

         General. At June 30, 2003, our total assets increased by $17.6 million or 31.2% to $73.9 million from $56.3 million at June 30, 2002. The increase in assets was primarily due to a $3.1 million increase in Federal Funds sold, an $11.3 million increase in loans and a $5.7 million increase in available for sale securities offset by a $4.1 million decrease in securities held to maturity. Funding increased assets was an increase in Federal Home Loan Bank advances of $1.7 million, increased deposits of $13.4 million, a loan of $2.0 million obtained by BancAffiliated, Inc., the proceeds of which were contributed as capital to Affiliated Bank on June 30, 2003 and net income of $551,000.

         Loans. At June 30, 2003, our net loan portfolio increased $11.3 million or 41.6% to $38.5 million from $27.2 million at June 30, 2002. The increase in the loan portfolio over this time period was due to increased loan demand caused by our efforts to expand Affiliated Bank's real estate and commercial business activities. The loan portfolio increased in real estate and commercial loans with the largest increase in construction and development loans. Total real estate loans increased by $8.3 million to $25.3 million at June 30, 2003 from $17.0 million at June 30, 2002. Commercial business loans increased by $3.6 to $9.6 million at June 30, 2003 from $6.0 million at June 30, 2002. Consumer loans decreased by $500,000 to $3.9 million at June 30, 2003 from $4.4 million at June 30, 2002.

         Securities. Mortgage-backed and related securities held to maturity were $5.6 million at June 30, 2003, compared to $9.7 million at June 30, 2002. The decrease of $4.1 million was primarily due to principal payments. Available for sale mortgage backed securities increased by $5.7 million to $20.4 million at June 30, 2003 compared to $14.7 million at June 30, 2002. The increase is due to purchases of securities.

         Liabilities. Our total liabilities increased $17.0 million or 33.1% to $68.3 million at June 30, 2003 compared to $51.3 million at June 30, 2002. This increase was due primarily to Federal Home Loan Bank advances of $1.7 million, deposits increase of $13.4 million and a loan to the BancAffiliated in the principal amount of $2.0 million, secured by the outstanding capital stock of Affiliated Bank, that was obtained on June 30, 2003. The terms provide for an interest rate at the prime rate as published in the Wall Street Journal, with interest paid quarterly for the first two years with one-fifth of the principal due June 30, 2005 and on each anniversary thereafter until June 30, 2009. These loan proceeds were contributed by BancAffiliated, Inc. as equity to Affiliated Bank. Federal Home Loan Bank advances grew from $29.0 to $30.7 million at June 30, 2003 and deposits increased from $22.0 million to $35.4 million at June 30, 2003.

         Equity. Total equity increased to $5.6 million at June 30, 2003, as a result of $551,000 in earnings retention compared to $5.0 million at June 30, 2002.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

         The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non- accruing loans have been included in the table as loans carrying a zero yield.




                                                                 Years Ended June 30,
                                             --------------------------------------------------------------
                                                          2003                           2002
                                             -----------------------------   ------------------------------
                                                         Interest                      Interest
                                               Average    Earned/   Yield/    Average   Earned/   Yield/
                                               Balance     Paid      Rate     Balance    Paid      Rate
                                                                 (Dollars in Thousands)

Interest-Earning Assets:
   Deposits in banks........................    $  1,206   $    18     1.4 %  $ 1,314  $     30     2.26%
   Securities (1)...........................      25,367       804     3.17    17,561       737     4.20
   Loans....................................      30,535     2,732     8.95    25,097     2,176     8.67
                                                  ------    ------    -----    ------     -----     ----

   Total interest-earning assets............      57,108     3,554     6.22    43,972     2,943     6.69%
                                                                                          -----

Non-interest-earning assets.................       1,862                        1,137
                                                 -------                      -------

   Total assets.............................     $58,970                      $45,109
                                                 =======                      =======

Interest-Bearing Liabilities:
   Savings accounts.........................    $  1,831  $     33     1.$2       902  $     38     4.20%
   NOW and money market accounts............       1,601        31     1.95     3,916        28     0.71
   Time deposit accounts....................      19,399       534     2.75    14,829       636     4.29
   Federal Home Loan Bank advances
     and Federal Funds purchased............      27,556       455     1.65    21,038       569     2.71
                                                  ------    ------    -----    ------       ---     ----

   Total interest-bearing liabilities.......      50,387     1,053     2.09%   40,685     1,271     3.12%
                                                  ------     -----     ----    ------     -----     ----

Non-interest-bearing liabilities and equity.       8,583                        4,424
                                                 -------                       ------

   Total liabilities and equity.............     $58,970                      $45,109
                                                 =======                      =======

Net interest income.........................                $2,502                       $1,672
                                                            ======                       ======

Net interest spread(2)......................                           4.13%                        3.57%
                                                                       ====                         ====

Net interest margin(3)......................                           4.38%                        3.89%
                                                                       ====                         ====


(1) Includes mortgage-backed and related securities and Federal Home Loan Bank stock.
(2) The net interest spread is the difference between the average rate on interest-earning assets and interest-bearing liabilities.
(3) The net interest margin is net interest income divided by average interest-earning assets.

Rate/Volume Analysis


         The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) changes in volume, which are changes in volume multiplied by the old rate, and (2) changes in rate, which are changes in rate multiplied by the old volume. Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.


                                                                                      Years Ended
                                                                                          June
                                                                                      2003 vs. 2002
                                                                         ---------------------------------------
                                                                         Increase (decrease)
                                                                              due to                         Total
                                                                             --------                      Increase
                                                                     Volume               Rate            (Decrease)
                                                                     ------               ----            ----------


Interest income:
Deposits in banks........................................           $    (14)            $    (4)             $  (18)
Investment securities....................................               (553)                626                  73
Loans....................................................               (375)                931                 556
                                                                     -------                ----               -----

     Total interest income...............................               (942)              1,553                 611

Interest expense:
Savings accounts.........................................                  4                  (9)                 (5)
NOW and money market accounts............................                 (2)                  6                   4
Time deposit accounts....................................               (501)                398                (103)
Federal Home Loan Bank advances..........................               (815)                701                (114)
                                                                     -------                 ---               -----

     Total interest expense..............................             (1,314)              1,096                (218)
                                                                      ------               -----               -----

Net interest income......................................            $   372              $  457                $829
                                                                     =======              ======                ====


         The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, and the weighted average rates paid on savings and borrowings and the resultant interest rate spreads at June 30, 2003.


                                                                   At
                                                                June 30,
                                                                  2003
                                                                --------

Weighted average yield on:
   Deposits in banks...................................          1.48%
   Mortgage-backed and related securities..............          3.37%
   Loans...............................................          8.95%
   Federal Home Loan Bank stock........................          2.69%

   Combined weighted average yield on
     interest-earning assets...........................          6.22%

Weighted average rate paid on:
   Savings accounts....................................          1.82%
   NOW and money market accounts.......................          1.95%
   Time deposit accounts...............................          2.75%
   Federal Home Loan Bank advances.....................          1.65%

   Combined weighted average rate paid on
     interest-bearing liabilities......................          2.09%

Spread.................................................          4.13%

Comparison of Results of Operations for the Years Ended June 30, 2003 and 2002.

         General. We reported net income of $551,000 for the year ended June 30, 2003 and $388,000 for the year ended June 30, 2002. This increase in income was due primarily to an increase in net interest income of $829,000 an increase in non-interest income of $16,000, a decrease in loan loss provision of $65,000 offset by an increase in non-interest expense of $621,000.

         Net Interest Income. Net interest income increased $829,000 or 49.6% to $2.5 million for fiscal 2003 compared to $1.7 million for fiscal 2002, reflecting a $611,000 or 20.8% increase in interest income, augmented by a $218,000 or 17.2% decrease in interest expense. Our interest rate spread increased to 4.13% for fiscal 2003 compared to 3.57% for fiscal 2002. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities increased to 113% for the year ended June 30, 2003 compared to 108% for the year ended June 30, 2002.

         Interest Income. The increase in interest income of $611,000 for the year ended June 30, 2003 was primarily due to an increase in the average balance of interest-earning assets. The average balance of the securities portfolio increased to $25.4 million for the year ended June 30, 2003 from $17.6 million for the year ended June 30, 2002, due primarily to the purchase of securities partially match-funded by Federal Home Loan Bank. This resulted in an increase in income on securities of $73,000. In addition, the average balance of our total loan portfolio grew by $5.4 million to $30.5 million for the year ended June 30, 2003 from $25.1 million for the year ended June 30, 2002 enhancing loan interest by $556,000. In the aggregate, average interest- earning assets increased $13.1 million to $57.1 million for the year ended June 30, 2003 from $44.0 million for the year ended June 30, 2002. The average yield on interest-earning assets decreased to 6.22% for the year ended June 30, 2003 from 6.69% for the year ended June 30, 2002, primarily due to a general decrease in market rates of interest.

         Interest Expense. The decrease in interest expense of $218,000 for the year ended June 30, 2003 was primarily due to the general decrease in market rates of interest while the volume of interest bearing liabilities actually increased. Average Federal Home Loan Bank advances increased by $6.5 million to $27.5 million for the year ended June 30, 2003 from $21.0 million for the year ended June 30, 2002. However, due to falling interest rates, Federal Home Loan Bank interest costs decreased $114,000. Average time deposits increased by $4.6 million to $19.4 million for the year ended June 30, 2003 from $14.8 million for the year ended June 30, 2002. However, the drop in interest rates resulted in an overall decrease in deposit interest costs of $103,000. The average rate on interest bearing liabilities decreased to 2.09% at June 30, 2003 from 3.12% at June 30, 2002, due primarily to the lower interest rates on the new funding.

         Provision for Loan Losses. We charge provisions for loan losses to earnings to maintain the total allowance for loan losses. Our determination of the allowance is based on an evaluation of the portfolio, past loss experience, current economic conditions, volume, growth and composition of the portfolio, and other relevant factors. The allowance is increased by provisions for loan losses which are charged against income. Our policies require the review of assets on a regular basis, and we appropriately classify loans as well as other assets if warranted. We believe we use the best information available to make a determination with respect to the allowance for loan losses, recognizing that adjustments may be necessary depending upon a change in economic conditions.

         The provision for loan losses made during the year ended June 30, 2003 totaled $120,000 compared with a provision made during the year ended June 30, 2002 that totaled $185,000. This decrease was due primarily to Affiliated Bank experiencing less loss exposure on problem assets.

         While management uses the best information available to make evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions. We anticipate that our allowance for loan losses will increase as we continue to implement Affiliated Bank's strategy of originating primarily construction and commercial loans. Additionally, the Office of Thrift Supervision, as an integral part of its examination process, periodically review Affiliated Bank's allowance for loan losses. The Office of Thrift Supervision may require the recognition of adjustments to the allowance for loan losses based on its judgment of information available to it at the time of its examination.

         Other Operating Income. Other operating income amounted to $133,000 and $117,000 for the years ended June 30, 2003 and 2002, respectively. The increase is primarily attributed to the growth in the number of deposits and corresponding service charges on these accounts.

         Other Operating Expenses. Other operating expenses increased $621,000 or 61.79% to $1.6 million for the year ended June 30, 2003 compared to $1.0 million for the year ended June 30, 2002. This increase was primarily due to increase in personnel, increases in costs associated with being a publicly traded company, an REO write-down and the general costs associated with Affiliated Bank's growth.

Liquidity and Commitments

         Affiliated Bank's liquidity, represented by cash and cash equivalents and mortgage-backed and related securities, is a product of its operating, investing and financing activities. Our primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed and related securities, and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed related securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, we invest excess funds in short- term interest-earning assets, which provide liquidity to meet lending requirements. We also generate cash through borrowings. We utilize Federal Home Loan Bank advances to leverage our capital base and provide funds for our lending and investment activities, and enhance our interest rate risk management.

         Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. We use our sources of funds primarily to meet ongoing commitments, to pay maturing time deposits and savings withdrawals, to fund loan commitments and to maintain our portfolio of mortgage- backed and related securities. At June 30, 2003, the total approved unfunded loan commitments amounted to $12.1 million, which includes the unadvanced portion of construction loans of $10.5 million. There was one letter of credit in the amount of $72,000. Time deposits and advances from the Federal Home Loan Bank scheduled to mature in one year or less at June 30, 2003 and 2002, totaled $30.5 million and $28.4 million, respectively. Based on historical experience, management believes that a significant portion of maturing deposits will remain with Affiliated Bank. Affiliated Bank anticipates that we will continue to have sufficient funds, through deposits and borrowings, to meet our current commitments.

         At June 30, 2003, Affiliated Bank had available to it additional advances from the Federal Home Loan Bank of approximately $1.4 million and a federal funds line of credit of $2.0 million.

Impact of Inflation

         The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturity structure of our assets and liabilities are critical to the maintenance of acceptable performance levels.

         The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of non-interest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

Recent Accounting Pronouncements

         In  December  2002,  the FASB  issued  SFAS No.  148,  "Accounting  for
Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement No. 123." SFAS No. 148 provides alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The amendments to SFAS No. 123 as provided in SFAS No. 148 are effective for financial statements for fiscal years ending after December 15, 2002, while the interim reporting requirements are effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002.

         Statement of Financial Accounting Standard (SFAS) No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," was issued by FASB in April 2003. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and is effective for hedging relationships designated after June 30, 2003. Provisions of SFAS No. 149 that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 should continue to be applied in accordance with their respective dates. All provisions of SFAS No. 149 should be applied prospectively, except for paragraphs 7(a) and 23(a), which relate to forward purchases or sales of "when-issued" securities or other securities that do not yet exist, which should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of the provisions of SFAS No. 149 is not expected to have a material impact on BancAffiliated, Inc.'s consolidated financial statements.

         SFAS No. 150, "Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity," was issued by FASB in May 2003. SFAS No. 150 changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings.

SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of the provisions of SFAS No. 150 is not expected to have a material impact on the BancAffiliated, Inc.'s consolidated financial statements.

Disclosure and Internal Controls

         BancAffiliated, Inc. has adopted interim disclosure controls and procedures designed to facilitate it's financial reporting. These interim disclosure controls currently consist of communications between the Chief Executive Officer and each department head to identify any new transactions, events, trends or contingencies which may be material to BancAffiliated, Inc.'s operations. BancAffiliated, Inc.'s disclosure controls also include certain elements of internal controls adopted in connection with applicable accounting guidelines. BancAffiliated, Inc. has evaluated the effectiveness of these interim disclosure controls within the 90 days prior to the filing of this report.

         BancAffiliated, Inc. maintains internal controls over financial reporting and has evaluated such controls within 90 days of the filing of this report. There has not been any significant changes in such internal controls subsequent to date of their evaluation.

                       BANCAFFILIATED, INC. AND SUBSIDIARY

                        Consolidated Financial Statements

                             June 30, 2003 and 2002

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Board of Directors
BancAffiliated, Inc.

We have audited the accompanying consolidated balance sheet of BancAffiliated, Inc. and Subsidiary (Company) as of June 30, 2003 and 2002 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BancAffiliated, Inc. and Subsidiary as of June 30, 2003 and 2002, the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Payne, Falkner, Smith & Jones, P.C.

Dallas, Texas
July 29, 2003

                       BANCAFFILIATED, INC. AND SUBSIDIARY



                           Consolidated Balance Sheet

                             June 30, 2003 and 2002

               (In Thousands of Dollars, except per share amounts)

                                                                                2003                       2002
                                                                           ----------------           ---------------

         ASSETS

         Cash and due from banks                                           $         1,247            $          832
         Federal funds sold                                                          4,260                     1,120
         Interest bearing deposits in other banks                                    1,011                       492
                                                                           ----------------           ---------------

                   Total cash and cash equivalents                                   6,518                     2,444

         Federal Home Loan Bank stock, at cost                                       1,569                     1,464
         Securities available for sale                                              20,416                    14,704
         Securities held to maturity (fair value of $5,685
              and $9,797 at June of 2003 and 2002)                                   5,642                     9,732
         Loans, net                                                                 38,476                    27,179
         Bank premises and equipment, net                                              430                       416
         Accrued interest receivable                                                   293                       287
         Other assets                                                                  518                        64
                                                                           ----------------           ---------------

                   Total assets                                            $        73,862            $       56,290
                                                                           ================           ===============

         LIABILITIES AND STOCKHOLDERS' EQUITY

         Deposits                                                          $        35,380            $       21,996
         Advances from Federal Home Loan Bank                                       30,687                    28,994
         Other liabilities                                                             236                       311
         Note payable                                                                2,000                         -
                                                                           ----------------           ---------------

                  Total liabilities                                                 68,303                    51,301

         Commitments and contingencies                                                   -                         -

         Stockholders' Equity:
             Preferred stock, $.01 par value, 1,000,000 shares
                   authorized, issued and outstanding
                 authorized, -0- issued and outstanding                                  -                         -
             Common stock, $.01 par value, 4,000,000 shares
                  authorized, 271,500 issued and outstanding                             3                         3
             Additional paid-in capital                                              2,280                     2,271
             Retained earnings                                                       3,268                     2,717
             Accumulated other comprehensive income (loss)                               8                       (2)
                                                                           ----------------           ---------------

                   Total stockholders' equity                                        5,559                     4,989
                                                                           ----------------           ---------------

                   Total liabilities and stockholders' equity              $        73,862            $       56,290
                                                                           ================           ===============



          See accompanying notes to consolidated financial statements.

                        Consolidated Statement of Income

                   For the Years Ended June 30, 2003 and 2002

               (In Thousands of Dollars, except per share amount)


                                                                                   2003                  2002
                                                                             ------------------    ------------------

           Interest and dividend income:
                Loans                                                        $           2,732     $           2,176
                Investment securities                                                      822                   767
                                                                             ------------------    ------------------

                     Total interest income                                               3,554                 2,943
                                                                             ------------------    ------------------
           Interest expense:
                Deposits                                                                   598                   702
                Advances from Federal Home Loan Bank                                       455                   569
                                                                             ------------------    ------------------

                     Total interest expense                                              1,053                 1,271
                                                                             ------------------    ------------------

           Net interest income                                                           2,501                 1,672
           Provision for loan losses                                                       120                   185
                                                                             ------------------    ------------------

           Net interest income after provision for loan losses                           2,381                 1,487
                                                                             ------------------    ------------------
           Noninterest income:
                Fee income and service charges                                              81                    76
                Other income                                                                52                    41
                                                                             ------------------    ------------------

                     Total noninterest income                                              133                   117
                                                                             ------------------    ------------------
           Noninterest expense:
                Compensation and benefits                                                  972                   538
                Occupancy                                                                  191                   145
                Data processing                                                             74                    79
                Other                                                                      389                   243
                                                                             ------------------    ------------------

                     Total noninterest expense                                           1,626                 1,005
                                                                             ------------------    ------------------
           Income before income tax expense                                                888                   599
           Income tax expense                                                              337                   211
                                                                             ------------------    ------------------

           Net income                                                        $             551     $             388
                                                                             ==================    ==================

           Earnings per share - Basic                                        $            2.06     $            1.47
                                                                             ==================    ==================

           Earnings per share - Diluted                                      $            2.02     $            1.47
                                                                             ==================    ==================


          See accompanying notes to consolidated financial statements.

            Consolidated Statement of Changes in Stockholders' Equity

                   For the Years Ended June 30, 2003 and 2002

                            (In Thousands of Dollars)

                                                                                                                   Accumulated

                                                                                   Additional                         Other
                                                                                                                      other
                                 Comprehensive       Preferred        Common         Paid-in       Retained       Comprehensive
                                      Income           Stock          Stock          Capital       Earnings       (Loss) Income
                                 ------------------ ------------- --------------- -------------- --------------  -----------------


      Balances June 30, 2001 as  $            118             -   $           3   $      2,271    $     2,329    $             -
      restated                  ==================

      Net income for the year
      ended June 30, 2002                     388             -               -              -            388                  -

       Net change in unrealized
       appreciation on
       securities available for
       sale                                    (2)            -               -              -              -                (2)
                                 ------------------ ------------- --------------- -------------- --------------  -----------------
      Balances June 30, 2002     $            386             -               3          2,271          2,717                (2)
                                 ==================

      Net income for the year
      ended June 30, 2003                     551             -               -              -            551                  -


      Stock compensation                        -             -               -              9              -                  -

      Net change in unrealized
      appreciation on securities
      available for sale                       10             -               -              -              -                 10
                                 ------------------ ------------- --------------- -------------- --------------  -----------------

      Balances June 30, 2003     $            561   $         -   $           3   $      2,280   $      3,268    $             8
                                 ================== ============= =============== ============== ==============  =================



          See accompanying notes to consolidated financial statements.

                      Consolidated Statement of Cash Flows

                   For the Years Ended June 30, 2003 and 2002

                            (In Thousands of Dollars)


                                                                                  2003                   2002
                                                                           -------------------    -------------------

Cash flows from operating activities:
     Net income                                                            $              551     $              388
       Adjustments to reconcile net income to net
         cash provided by operating activities:
          Depreciation and amortization                                                   329                    214
          Provision for loan losses                                                       120                    185
          Stock compensation                                                                9                      -
          Increase in accrued interest and other assets                                  (18)                  (143)
        Increase (decrease) in accrued interest and other liabilities                    (75)                    165
                                                                           -------------------    -------------------

                 Net cash provided by operating activities                                916                    809
                                                                           -------------------    -------------------
Cash flows from investing activities:
     Purchase of securities available for sale                                       (13,158)               (17,659)
     Purchase of securities held to maturity                                                -                (4,926)
     Purchase of Federal Home Loan Bank stock                                           (105)                  (745)
     Paydowns of securities available for sale                                          7,247                  2,850
     Paydowns of securities held to maturity                                            4,007                  4,683
     Net loans originated and purchased                                              (11,870)                (4,626)
     Net purchases of property and equipment                                             (40)                    (8)
                                                                           -------------------    -------------------

                 Net cash used by investing activities                               (13,919)               (20,431)
                                                                           -------------------    -------------------
Cash flows from financing activities:
     Net increase in deposits                                                          13,384                  5,465
     Proceeds from advances received from
          Federal Home Loan Bank                                                        1,693                 14,755
     Proceeds from note payable                                                         2,000                      -
                                                                           -------------------    -------------------

                 Net cash provided by financing activities                             17,077                 20,220
                                                                           -------------------    -------------------

Net increase in cash and cash equivalents                                               4,074                    598

Cash and cash equivalents at beginning of period                                        2,444                  1,846
                                                                           -------------------    -------------------

Cash and cash equivalents at end of period                                 $            6,518     $            2,444
                                                                           ===================    ===================


          See accompanying notes to consolidated financial statements.

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

1.       Summary of Significant Accounting Policies

The accounting and reporting policies of BancAffiliated, Inc. and Subsidiary (together referred to as the Company) conform to generally accepted accounting principles and to practices generally followed within the Banking industry. The following is a description of the more significant of these policies.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of BancAffiliated, Inc. (BI) and its wholly-owned subsidiary, Affiliated Bank
(Bank).

BI was incorporated in January of 2001 to facilitate the conversion of the Bank from mutual to stock form (the Conversion). On May 25, 2001 with the consummation of the Conversion, BI became the holding company of the Bank (see
Note 2). BI had no results of operations prior to January 2001.

The Bank was established in 1959 as Affiliated Federal Credit Union. Deposit and loan growth were severely restricted due to the fact the credit union's membership sponsor ceased operations. In June 1998, the credit union converted from a federally chartered credit union to a federally chartered mutual savings bank. The Bank's primary source of revenue is interest on loans and mortgage-backed and related securities. The Bank is subject to competition from other financial institutions. The Bank is also subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Use of Estimates

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues for the period. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, certificates of deposit with original maturities of three months or less, and funds due from banks. For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

                       BANCAFFILIATED, INC. AND SUBSIDIARY

Investment Securities

Trading Securities

Securities that are held for short-term resale are classified as trading account securities and recorded at their fair values. Realized and unrealized gains and losses on trading account securities are included in other income.

Securities Held-to Maturity

Government, federal agency, and corporate debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using the interest method over the period to maturity. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Securities Available for Sale

Available for sale securities consist of investment securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses, net of tax, on available for sale securities are included in other comprehensive income. Realized gains (losses) on available-for-sale securities are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using the interest method over the period of maturity.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

Loans and Allowance for Loan Loss

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Impaired loans are accounted for at the net present value of expected future cash flows, discounted at the loan's effective interest rate, the observable market price of the loan or at the fair value of the collateral if the loan is collateral dependent.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid uncollectable accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Fees and Costs Associated with Originating Loans

Loan origination fees, net of certain direct origination costs, are recognized as an adjustment of the related loan yield using the interest method.

Bank Premises and Equipment

Company premises, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization using the straight-line method.

                  Building                                    30 years
                  Furniture, fixtures and equipment           3-10 years
                  Leasehold improvements                      Term of the lease

Other Real Estate Owned

Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Company's cost of acquisition or the asset's fair market value, which becomes the property's new basis. Costs relating to development and improvement of property are capitalized, whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate is capitalized subject to management's evaluation of its recoverability.

Valuations are periodically performed by management, and an allowance for losses is established, if necessary, by means of a charge to operations if the carrying value of the property exceeds the lower of its fair value less estimated costs to sell or cost.

Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Stock Options

The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plan and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). Accordingly, no compensation cost for stock options granted has been recognized, as all options granted under these plans had an exercise price equal to or greater than the market value of the underlying common stock on the day of grant. Had compensation cost for these plans been determined consistent with the provisions of SFAS No. 123, the Company's stock-based compensation expense, net loss and loss per share would have been adjusted to the following pro forma amounts (in thousands, except for per share amounts):

                                                                2003
                                                            -------------
Stock-based compensation expense - as reported              $         -
Stock-based compensation expense - pro forma                      17,000
Net income - as reported                                         551,000
Net Income - pro forma                                           540,000
Income per share - as reported
        Basic                                                       2.06
        Diluted                                                     2.02
Income per share - pro forma
        Basic                                                       2.02
        Diluted                                                     1.98



The Company estimated the fair value of each stock award at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the year ended June 30, 2003: dividend yield at 0%; expected volatility of approximately 5%; risk-free interest rate of 1% and expected lives of one to 9.4 years for the options.

There was no stock option plan prior to 2003.

Financial Instruments

The Company has not acquired or issued any derivative financial instruments.

In the ordinary course of business the Company has entered into certain off balance sheet financial instruments consisting of commitments to extend credit and credit card commitments. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and short term instruments

The carrying amounts of cash and short-term instruments approximate their fair value.

Available for sale and held to maturity securities

Fair values for securities excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate their fair value.

Loans

For variable-rate loans that reprice frequently and have no significant changes in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Deposits

The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit (CD's) approximate their fair values at the reporting date. Fair values for fixed-rate CD's are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Advances from Federal Home Loan Bank

The carrying amount of the advances from Federal Home Loan Bank approximates its fair value.

Accrued interest

The carrying amounts of accrued interest approximate their fair values.

Off balance sheet instruments

Fair values for off balance sheet lending commitments are based on fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counter parties' credit standings. Recent Accounting Pronouncements In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement No. 123." SFAS No. 148 provides alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The amendments to SFAS No. 123 as provided in SFAS No. 148 are effective for financial statements for fiscal years ending after December 15, 2002, while the interim reporting requirements are effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. Statement of Financial Accounting Standard (SFAS) No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," was issued by FASB in April 2003. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and is effective for hedging relationships designated after June 30, 2003. Provisions of SFAS No. 149 that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 should continue to be applied in accordance with their respective dates. All provisions of SFAS No. 149 should be applied prospectively, except for paragraphs 7(a) and 23(a), which relate to forward purchases or sales of "when-issued" securities or other securities that do not yet exist, which should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of the provisions of SFAS No. 149 is not expected to have a material impact on the Company's consolidated financial statements.

SFAS No. 150, "Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity," was issued by FASB in May 2003. SFAS No. 150 changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of the provisions of SFAS No. 150 is not expected to have a material impact on the Company's consolidated financial statements.


Reclassification

Certain amounts previously reported have been reclassified to conform to the current format.

2.   Formation of Holding Company and Conversion to Stock Form

On May 25, 2001, BI became the holding company for Affiliated Bank upon the Bank's conversion from a federally chartered mutual savings bank to a federally chartered capital stock savings bank. The conversion was accomplished through amendment of the Bank's federal charter and the sale and issuance by BI of 264,500 shares of common stock at $10 per share (par value of $0.01 per share). Proceeds from the sale of common stock, net of expenses incurred of approximately $371,000, were approximately $2,274,000.

3.   Statement of Cash Flows

The Company has chosen to report on a net basis its cash receipts and cash payments for customers' account accepted and repayments of those customers' deposits account, loans made to customers and principal collections on those loans and interest bearing deposits in other financial institutions.

The Company uses the indirect method to present cash flows from operating activities. Supplemental cash flow information is presented as follows (in thousands):

                                                   2003                2002
                                              ----------------   ---------------

           Cash transactions:
                Interest expense paid         $         1,083    $       1,262
                                              ================   ===============

                Income taxes paid             $           421    $          49
                                              ================   ===============

4.  Debt and Equity Securities

Debt and equity securities have been classified in the balance sheet according to management's intent. The carrying amount of securities and their approximate fair values are as follows (in thousands):

                                                                     Gross               Gross
                                               Amortized          Unrealized          Unrealized          Fair
                                                 Costs               Gains              Losses           Value
                                             --------------      --------------      --------------  ---------------

Securities Available for Sale
June 30, 2003:

   Mortgage-backed securities                $      17,830       $          32       $          36   $       17,826
   Collateralized mortgage obligations               2,574                  19                   3            2,590
                                             --------------      --------------      --------------  ---------------

                                             $      20,404       $          51       $          39   $       20,416
                                             ==============      ==============      ==============  ===============
Securities Held to Maturity
June 30, 2003:

   Mortgage-backed securities                $       5,583       $          46       $           2   $        5,627
   Collateralized mortgage obligations                  59                   0                   1               58
                                             --------------      --------------      --------------  ---------------

                                             $       5,642       $          46       $           3   $        5,685
                                             ==============      ==============      ==============  ===============

Securities Available for Sale
June 30, 2002:

   Mortgage-backed securities                $      14,706       $          10       $          12   $       14,704
                                             ==============      ==============      ==============  ===============

Securities Held to Maturity
June 30, 2002:

   Mortgage-backed securities                $       7,864       $          75       $          19   $        7,920
   Collateralized mortgage obligations               1,868                  10                   1            1,877
                                             --------------      --------------      --------------  ---------------
                                             $       9,732       $          85       $          20   $        9,797
                                             ==============      ==============      ==============  ===============


The securities held to maturity are backed by GNMA, FNMA or FHLMC.

There were no sales of investment securities during 2003 or 2002.

Investment securities with an amortized cost of approximately $24,035,000 and $24,438,000 were pledged to secure borrowings at June 30, 2003 and June 30, 2002, respectively.

The amortized cost and estimated market value of debt and equity securities are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without prepayment penalties.

                                                            Securities                           Securities
                                                        Available for Sale                    Held to Maturity
                                                   Amortized            Fair             Amortized           Fair
                                                     Cost               Value              Cost              Value
                                                ---------------    ----------------    --------------    --------------


Due in one year or less                         $            -                   -     $           -                 -
Due from one year to five years                              -                   -                 -                 -
Due from five to ten years                                   -                   -                 -                 -
Due after ten years                                     17,830              17,826             5,583             5,627
                                                ---------------    ----------------    --------------    --------------


                                                        17,830              17,826             5,583             5,627

Collateralized mortgage obligations                      2,574               2,590                59                58
                                                ---------------    ----------------    --------------    --------------

                                                $       20,404     $        20,416     $       5,642     $       5,685
                                                ===============    ================    ==============    ==============



5.  Loans and Allowance for Loan Losses

The composition of loans at June 30, 2003 and 2002 consisted of the following (in thousands):


                                                 2003                2002
                                            ---------------     ---------------
Real estate:

     Residential 1-4 family                 $        4,670      $        4,214
     Multi-family                                      103                 121
     Commercial                                      2,311               2,051
     Construction and development                   28,755              13,133
                                            ---------------     ---------------

                                                    35,839              19,519
Commercial                                          10,434               6,518
Consumer:
     Automobile                                      2,543               3,704
     Loans secured by deposits                         318                 269
     Credit cards                                    1,014               1,126
     Other                                             803                 167
                                            ---------------     ---------------

                                                     4,678               5,266
                                            ---------------     ---------------

                                                    50,951              31,303
Allowance for loan losses                            (407)               (315)
Loans in process                                  (12,068)             (3,809)
                                            ---------------     ---------------

                                            $       38,476      $       27,179
                                            ===============     ===============

A summary of the activity in the allowance for loan losses was as follows (in thousands):

                                                    2003               2002
                                               ---------------    --------------
          Balance at beginning of period       $          315     $        182
          Provision charged to operations                 120              185
            Loans charged-off                            (39)             (54)
          Recoveries                                       11                2
                                               ---------------    --------------
            Balance at end of period           $          407     $        315
                                               ===============    ==============


The Company extends commercial and consumer credit loans primarily to borrowers in the state of Texas. At June 30, 2003, substantially all of the Company's loans were collateralized with real estate, automobiles, deposits, and other assets. Although the Company has a diversified loan portfolio, its debtors' ability to honor their contracts is substantially dependent upon the general economic conditions.

Impairment of loans having recorded investments of approximately $4,000 and $461,000 at June 30, 2003 and June 30, 2002 have been recognized in conformity with FASB Statement No. 114 as amended by FASB Statement No. 118. The average recorded investment in impaired loans during 2003 and 2002 was approximately

$233,000 and $237,000, respectively. The total allowance for loan losses related to these loans was approximately $1,000 and $27,000 at June 30, 2003 and June 30, 2002, respectively. Interest income recognized on impaired loans for such payments received in 2003 and 2002 was insignificant.

6.  Accrued Interest Receivable

Accrued interest receivable at June 30, 2003 and 2002 consisted of the following (in thousands):

                                                      2003             2002
                                                  --------------  --------------

     Loans receivable                             $         182   $          163
     Mortgage-backed and related securities                 111              124
                                                  --------------  --------------

                                                  $         293   $          287
                                                  ==============  ==============

7.   Bank Premises and Equipment

Property and equipment at June 30, 2003 and 2002 is summarized as follows (in thousands):

                                                 2003               2002
                                            ----------------  -----------------

     Land                                   $           100   $            100
     Building                                           288                288
     Furniture fixtures and equipment                   228                190
                                            ----------------  -----------------
                                                        616                578

     Less accumulated depreciation and
       amortization                                     186                162
                                            ----------------  -----------------

                                            $           430   $            416
                                            ================  =================

8.   Advances From Federal Home Loan Bank

Advances from the Federal Home Loan Bank amounted to approximately $30,687,000, and $28,994,000 at June 30, 2003 and June 30, 2002, respectively. The borrowings are collateralized by a blanket security agreement and certain investment securities. The borrowings bear interest rates ranging from 1.01% to 5.87%.

The scheduled repayments of principal due on outstanding advances are as follows (in thousands):

                           Year Ending June 30,

                                   2004                 $      30,492
                                   2005                            36
                                   2006                            36
                                   2007                            36
                                   2008                            37
                                Thereafter                         50
                                                        --------------

                                                        $      30,687
                                                        ==============

9.   Note Payable

At June 30, 2003, the Company had indebtedness to an unrelated bank for $2,000,000. This note bears interest at floating Wall Street Journal prime and matures June 30, 2009. Interest is payable quarterly beginning the last business day of September 2003 with annual principal payments due on the last business day of June of each year. The note is secured by 264,500 common shares of Affiliated Bank.

The scheduled repayments of principal due on outstanding advances are as follows (in thousands):

                           Year Ending June 30,

                                   2004                $           -
                                   2005                          400
                                   2006                          400
                                   2007                          400
                                   2008                          400
                                   2009                          400
                                                       --------------

                                                       $       2,000
                                                       ==============

10.   Deposits

Deposits at June 30, 2003 and 2002 are summarized as follows (in thousands):

                                          2003                       2002
                                      -------------              -------------

    Demand accounts                   $      6,243               $      1,993
    Money market and Now                     1,737                      1,111
    Savings                                  2,059                      1,754
                                      -------------              -------------

                                            10,039                      4,858
    Certificates of deposit:
         0.0% to 1.99%                       6,837                          -
         2.0% to 2.99%                      13,481                      5,580
         3.0% to 3.99%                       4,926                      6,525
           4.0% to 4.99%                        97                      4,691
           5.0% to 5.99%                         -                        342
                                      -------------              -------------

                                            25,341                     17,138
                                      -------------              -------------

                                      $     35,380               $     21,996
                                      =============              =============


Scheduled maturities of certificates of deposit are as follows:

                          Year Ending June 30,

                                  2004              $      24,467
                                  2005                        874
                                                    -------------
                                                    $      25,341
                                                    =============

Interest expense on deposits for the years ended June 30, 2003 and 2002 is summarized as follows (in thousands):


                                                 2003                  2002
                                            ----------------    ----------------

           Demand deposits                  $             1     $             1
           Money market                                  30                  27
           Savings                                       33                  38
           Certificate of deposit                       534                 636
                                            ----------------    ----------------

                                            $           598     $           702
                                            ================    ================

The weighted average rates on certificates of deposits are 2.28% and 3.47% at June 30, 2003 and 2002, respectively.

Deposits in excess of $100,000 are not federally insured.

11.   Income Taxes

The provision for income taxes for the years ended June 30, 2003 and 2002 consisted of the following (in thousands):

                                                2003             2002
                                            -------------     ------------

       Income tax expense (benefit):
            Current                         $        356      $        202
            Deferred                                 (19)                9
                                            -------------     ------------

                 Income tax expense         $        337      $        211
                                            =============     ============

For 2003 and 2002, the provision for federal income taxes is different than that computed by applying the federal statutory rate of 34% as indicated in the following analysis (in thousands):

                                                      2003             %               2002             %
                                                 ---------------  ------------    ---------------  -------------

       Taxes based on statutory rate             $          302           34%     $          204            34%
       Other                                                 35            3%                  7             1%
                                                 ---------------  ------------    ---------------  -------------

                                                 $          337           37%     $          211            35%
                                                 ===============  ============    ===============  =============


Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                       2003            2002

      Deferred tax assets:
           Allowance for possible loan losses                      $          75   $         44
           Tax basis of conversion costs in excess of book                    13             15
           Reserve for loss on other real estate owned                         7              -
                                                                   --------------  --------------
                Total deferred tax assets                                     95             59
                                                                   --------------  --------------
      Deferred tax liabilities:
           Bank premises and equipment                                        23             19
           Stock dividend                                                     40             27
                                                                   --------------  --------------
                Total deferred tax liabilities                                63             46
                                                                   --------------  --------------
                Net deferred tax asset                             $          32   $         13
                                                                   ==============  ==============


Included in other assets at June 30, 2003 and 2002 are net deferred tax assets of approximately $32,000 and $13,000, respectively. Included in other liabilities at June 30, 2003 are federal income taxes payable of approximately $45,000.

12.  Related Party Transactions

In the ordinary course of business, the Company has and expects to continue to have transactions including borrowings, with its employees, officers, directors and their affiliates. In the opinion of management, such transactions are on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons. The aggregate amount of such loans was approximately $394,000 and $725,000 at June 30, 2003 and 2002, respectively. There were no new loans in 2003. Net principal payments totaled approximately $331,000.

13.  Financial Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its members. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The approximate amounts of these financial instruments at June 30, 2003 and 2002 were as follows (in thousands):

                                                              2003                  2002
                                                        ------------------    -----------------
Financial instruments whose contract
     Amounts represent credit risk:
          Commitments to extend variable rate credit    $          11,169     $          2,492
          Commitments to extend fixed rate credit                      899                 544
          Letters of credit                                            72                  100
                                                        ------------------    -----------------

                                                        $          12,140     $          3,136
                                                        ==================    =================

Commitments to extend fixed rate credit and the related interest rates are as follows (in thousands):

                         Rate                 2003                  2002
                                        -----------------     -----------------

                         4.25%          $               29    $              -
                         4.50%                          78                   -
                         5.00%                           -                  23
                         5.15%                           -                  20
                         5.75%                           -                   7
                         6.50%                         652                   -
                         7.00%                          24                 253
                         7.50%                          19                   -
                         8.00%                          97                   -
                         8.11%                           -                   1
                         8.62%                         -                   240
                                        -----------------     -----------------

                                        $            899      $            544
                                        =================     =================

Commitments to extend variable rate credit are at rates ranging from 4.0% to 7.5% as of June 30, 2003.

Commitments to extend credit are agreements to lend to a member as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each member's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Company upon extension of credit, varies and is based on management's credit evaluation of the borrower.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company's policy for obtaining collateral and the nature of such collateral is essentially the same as that involved in making commitments to extend credit.

Although the maximum exposure to loss is the amount of such commitments, management currently anticipates no material losses from such activities.

The estimated fair values of the Company's financial instruments at June 30, 2003 and June 30, 2002 were as follows (in thousands):

                                                                 2003                              2002
                                                   ---------------------------------- --------------------------------
                                                      Carrying            Fair           Carrying          Fair
                                                       Amount            Value            Amount           Value
                                                   ---------------- ----------------- --------------- ----------------

Financial assets:
     Cash and due from banks,
          and federal funds sold                   $         5,507  $          5,507  $        1,952  $         1,952
     Interest bearing deposits                               1,011             1,011             492              492
     Federal Home Loan Bank stock                            1,569             1,569           1,464            1,464
     Securities available for sale                          20,416            20,404          14,704           14,704
     Securities held to maturity                             5,642             5,685           9,732            9,798
     Loans                                                  38,476            38,726          27,179           27,387
     Accrued interest receivable                               293               293             287              287
Financial liabilities:
     Deposit liabilities                                    35,380            35,392          21,996           21,996
     Accrued interest payable                                   78                78             107              107
     Borrowings                                             32,687            32,687          28,994           28,994
Off balance sheet assets:
     Commitments to extend credit                                -                 -               -                -
     Standby letters of credit                                   -                 -               -                -


14.  Earnings Per Share

For 2003 and 2002, earnings per share is based upon the weighted average shares outstanding and results of operations. The computation of per share income is as follows: (in thousands, except share amount):

                                                     2003              2002
                                                  -------------    ------------

           Net income                             $       551      $       388

           Average common shares outstanding      $   267,738      $   264,500
                                                  -------------    ------------

           Basic earnings per share               $      2.06      $      1.47
                                                  =============    ============

           Diluted earnings per share             $      2.02      $      1.47
                                                  =============    ============

15.  Employee Benefits

The Bank maintains a qualified, tax-exempt savings plan known as a Simple IRA (the "Plan") with a cash or deferred feature qualifying under Section 408(p) of the Internal Revenue Code. Employees of Affiliated Bank who earned at least $5,000 in any two preceding calendar years may participate in this Plan.

Participants are permitted to make salary reduction contributions to the Plan of up to $7,000 of the participant's annual salary. In addition, the Bank may match the participant's contribution on a dollar for dollar basis up to 100% of the participant's before-tax contribution up to a maximum contribution by the Bank of 3% of the participant's annual salary for the year. All contributions by the Bank and the participants, as well as earnings, are fully and immediately vested.

Participants may invest amounts contributed to their IRA accounts in any number of investment options available under the Plan. Each participant receives an annual statement, which provides information regarding, among other things, the market value of his investments and contributions made to the Plan on the participant's behalf. For the years ended June 30, 2003 and 2002, the Company's contributions to the Plan were approximately $18,000 and $11,000, respectively.

16.  Noninterest Expense

Other noninterest expense amounts for the years ended June 30, 2003 and 2002 are summarized as follows (in thousands):

                                               2003                 2002
                                           --------------       -------------

         Services charges and fees         $          17        $         17
         Loan expense                                 19                   8
         Exam and audit expense                       21                  38
         Regulatory assessments                       21                  16
         Outsource expense                            25                  22
         Franchise tax expense                        24                   7
         Travel                                       28                  21
         Meals and entertainment                      11                   8
         Legal fees                                   88                  56
         ORE expense                                  60                  25
         Miscellaneous expense                        75                  25
                                           --------------       -------------

                                           $         389        $        243
                                           ==============       =============

17.  Commitments and Contingencies

The Company is involved in certain legal actions arising from normal business activities. Management believes that the outcome of such proceedings will not materially affect the financial position or results of operations of the Company.

Net rent expense under operating leases was approximately $4,000 and $1,000 for the years ended June 30, 2003 and 2002, respectively.

18.  Significant Group Concentrations of Credit Risk

Most of the Company's business activity is with customers located within Texas. Such customers are normally also customers of the Company.

The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

The contractual amounts of credit related financial instruments such as commitments to extend credit, credit card arrangements, and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.


19.  Condensed Financial Information of BancAffiliated

The condensed financial information of BI as of June 30, 2003 and 2002 is summarized as follows (in thousands):

       Assets                                     2003              2002
                                             ----------------   --------------

            Cash and due from banks          $           412    $         374
            Loans receivable                             465              590
            Investment in Affiliated Bank              6,682            4,025
                                             ----------------   --------------

                 Total Assets                $         7,559    $       4,989
                                             ================   ==============

       Liabilities and Stockholders' Equity
            Note payable                     $         2,000    $           -
            Stockholders' equity                       5,559            4,989
                                             ----------------   --------------

                                             $         7,559    $       4,989
                                             ================   ==============

20.  Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank and the financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of June 30, 2003, and June 30, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2003 and June 30, 2002, the Bank's capital ratios exceed those levels necessary to be categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since June 30, 2003 and June 30, 2002 that management believes have changed the Bank's category.

A comparison of the Bank's actual capital amounts and ratios to required capital amounts and ratios is presented in the following table (in thousands):


                                                                                               To Be Well
                                                                                           Capitalized Under
                                                                For Capital                Prompt Corrective
                                      Actual                 Adequacy Purposes             Action Provisions
                                 Amount      Ratio           Amount       Ratio          Amount          Ratio
                                 ------      -----           ------       -----          ------          -----
                               (dollars in thousands)      (dollars in thousands)        (dollars in thousands)
     As of June 30, 2003
          Total Risk-Based
               Capital (to
               Risk-
               Weighted        $     7,081    16.58%   => $     3,416  =>     8.0%  => $     4,271  =>      10.0%
               assets)
          Tier I capital (to
               Risk-
               Weighted        $     6,674    15.63%   => $     1,708  =>     4.0%  => $     2,562  =>       6.0%
               assets)
          Tier I capital (to
               Adjusted
               Total Assets)   $     6,674     9.11%   => $     2,931  =>     4.0%  => $     3,664  =>       5.0%
          Tangible Capital
               (to Adjusted
               Total
               Assets)         $     6,674     9.11%   => $     1,099  =>     1.5%  => $            =>       2.5%
                                                                                             1,832

     As of June 30, 2002
          Total Risk-Based
               Capital (to
               Risk-
               Weighted        $     4,342    15.12%   => $     2,297  =>     8.0%  => $     2,871  =>      10.0%
               assets)
          Tier I capital (to
               Risk-
               Weighted        $     4,023    14.02%   => $     1,149  =>     4.0%  => $     1,723  =>       6.0%
               assets)
          Tier I capital (to
               Adjusted
               Total Assets)   $     4,027     7.23%   => $     2,228  =>     4.0%  => $     2,785  =>       5.0%
          Tangible Capital
               (to Adjusted
               Total
               Assets)         $     4,027     7.23%   => $       836  =>     1.5%  => $     1,393  =>       2.5%


The following is a reconciliation of equity capital in accordance with Generally Accepted Accounting Principles (GAAP) with total risk based capital (in thousands):

                                                2003              2002
                                            -------------     --------------

  GAAP equity capital                       $      6,674      $       4,027

  Allowance for loan losses                          407                315
                                            -------------     --------------

  Total risk-based capital                  $      7,081      $       4,342
                                            =============     ==============

21.      Stock Option Plan

During 2003, the Company created an incentive stock option plan (Plan) applicable to 39,000 shares of the Company's common stock. Under the Plan, options can be granted to eligible key officers and directors of the Company. The Plan is administered by the Board of Directors. The option price per share of any option under the Plan shall not be less than the fair market value per share at the time the option is granted. Grantees generally vest in the options at 20% per year beginning October 30, 2002 and on October 30 of each year thereafter until fully vested. Options granted under the Plan are exercisable for a period not to exceed ten years from the option grant date.

The Company has elected to account for the Plan under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense has been recognized for the stock options.

Had compensation cost been determined on the basis of fair value pursuant to FASB statement No. 123, "Accounting for Stock-Based Compensation," management believes the related cost would not have materially affected the accompanying consolidated financial statements.

A summary of option transactions during the years ended June 30, 2003 is as follows:


                                                             2003
                                                 ------------------------------
                                                 Shares Under      Option Price
                                                    Option           Per Share
                                                 -------------    -------------
Outstanding at beginning of year                            -     $          -
Granted during the year                                13,000             11.53
Forfeited during the year                                 127             11.53
Exercised during the year                                   -                -
                                                 -------------    -------------
Outstanding at the end of year                         12,873     $       11.53
                                                 =============
Options exercisable                                     2,571
                                                 =============


A summary of options outstanding as of June 30, 2003 is as follows:

                                                                      Weighted
           Exercise                  Number of Options            Average Remaining            Number of Options
            Price                       Outstanding               Contractual Life                Exercisable
            -----                       -----------               ----------------                -----------

            $11.53                        12,873                      9.4 years                      2,571


During 2002, the Company created a stock  recognition  and retention  (Retention
Plan) applicable to 14,000 shares of the Company's common stock. Under the Plan, stock can be granted to eligible key officers and directors of the Company. The Plan is administered by the Board of Directors. Grantees generally vest in the stock at 20% per year beginning October 30, 2002 and on October 30 of each year thereafter until fully vested.

The Company has elected to account for the Plan pursuant to FASB statement No. 123, "Accounting for Stock-Based Compensation." Included in the accompanying financial statements is additional compensation expense of approximately $9,000.

A summary of transactions during the year ended June 30, 2003 is as follows:



                                                      Shares
                                                     Awarded
                                                     -------

Outstanding at beginning of year                           -
Granted during the year                                7,000
Forfeited during the year                                 47
Vested during the year                                 1,396
                                                     -------
Unvested stock awards                                  5,557

                       BANCAFFILIATED, INC. AND SUBSIDIARY
                             STOCKHOLDER INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be at 3:15 p.m., Bedford, Texas time, October 29, 2003, at the main office located at 500 Harwood Road, Bedford, Texas.

STOCK LISTING

BancAffiliated, Inc.'s stock is traded on the OTC Electronic Bulletin Board under the symbol "BAFI."

PRICE RANGE OF COMMON STOCK

The Company's common stock began trading on May 25, 2002. The following table sets forth the high and low bid prices of BancAffiliated, Inc.'s common stock for each quarter in the fiscal year ended June, 2002 and the fiscal year ended June 30, 2003. These prices do not represent actual transactions and do not include retail mark-ups, mark-downs or commissions.


Quarter ended                             High                           Low                        Dividends
----------------------------- ----------------------------- ----------------------------- -----------------------------

June 30, 2003................            $19.75                        $17.10                          N/A
March 31, 2003...............            $20.00                        $15.65                          N/A
December 31, 2002............            $20.00                        $14.35                          N/A
September 30, 2002...........            $20.00                        $13.00                          N/A
June 30, 2002................            $13.00                        $10.75                          N/A
March 31, 2002...............            $14.00                        $10.17                          N/A
December 31, 2001............            $10.00                        $10.00                          N/A
September 30, 2001...........            $11.00                        $ 5.00                          N/A

BancAffiliated, Inc. has not declared any dividends during fiscal 2003. Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions.

As of June 30, 2003, BancAffiliated, Inc. had approximately 80 stockholders of record and 278,500 outstanding shares of common stock.

SHAREHOLDERS AND GENERAL INQUIRIES          TRANSFER AGENT

Garry J. Graham                             Registrar and Transfer Company
BancAffiliated, Inc.                        10 Commerce Drive
500 Harwood Road                            Cranford, New Jersey 07016
Bedford, Texas 76021                        (908) 272-8511
(817) 285-6195

                            ANNUAL AND OTHER REPORTS

BancAffiliated, Inc. is required to file an annual report on Form 10-KSB for its fiscal year ended June 30, 2003, with the Securities and Exchange Commission. Copies of the Form 10-KSB annual report and BancAffiliated, Inc. quarterly reports may be obtained without charge by contacting:

                                 Garry J. Graham
                              BancAffiliated, Inc.
                                500 Harwood Road
                              Bedford, Texas 76021
                                 (817) 285-6195

                       BANCAFFILIATED, INC. AND SUBSIDIARY
                              CORPORATE INFORMATION


COMPANY AND BANK ADDRESS
500 Harwood Road                        Telephone:  (817) 285-6195
Bedford, Texas 76021                    Fax:  (817) 285-6420
DIRECTORS OF THE BOARD
Kenneth L. Lee                          Garry J. Graham
President                               President and Chief Executive Officer
K. Lee Enterprises, Inc.                BancAffiliated, Inc. and Affiliated Bank
Mansfield, Texas                        Bedford, Texas
James E. Jennings                       William J. Wethington
Retired Executive                       Retired real estate investor
Affiliated Foods, Inc.                  Bedford, Texas
Bedford, Texas
Kenneth L. Schilling                    Donald H. Stone
Owner                                   President
Schilling Business and Tax Service      Pet Love International L.P.
Watauga, Texas                          Hurst, Texas




                  BANCAFFILIATED, INC. AND SUBSIDIARY OFFICERS

Garry J. Graham
President and Chief Executive Officer

INDEPENDENT AUDITORS                            SPECIAL COUNSEL

Payne, Falkner, Smith & Jones, P.C.             Jenkens & Gilchrist, P.C.
14001 Dallas Parkway, Suite 1111                1919 Pennsylvania Avenue, N.W.,
Dallas, Texas 75240                             Suite 600
                                                Washington, DC 20006-3404

                       REVOCABLE PROXYBANCAFFILIATED, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                October 29, 2003

         The undersigned hereby appoints the Board of Directors of BancAffiliated, Inc. (the "Company"), with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of the capital stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting") to be held at the Company's main office located at 500 Harwood Road, Bedford, Texas, on October 29, 2003 at 3:15 p.m. and at any and all adjournments and postponements thereof.

I. The election as directors of all nominees listed below (except as marked to the contrary)

                       [ ] FOR                     [ ] VOTE WITHHELD

            Kenneth L. Lee        Donald H. Stone         James E. Jennings

         INSTRUCTION:      To  withhold  your vote for any  individual  nominee,
                           write that nominee's name in the space provided below.

                         -------------------------------


II. The ratification of the appointment of Payne, Falkner, Smith & Jones, P.C. as auditors for the fiscal year ending June 30, 2004.

                [ ] FOR             [ ] AGAINST               [ ] ABSTAIN

         In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

--------------------------------------------------------------------------------
         THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL AND NOMINEES LISTED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
--------------------------------------------------------------------------------

                 The Board of Directors recommends a vote "FOR" the proposal and the election of the nominees listed above.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         Should the undersigned be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

         The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Meeting and a Proxy Statement.




Dated:                          , 2003
        ------------------------
                                         ---------------------------------------
                                             Signature of Stockholder






                                         ---------------------------------------
                                             Signature of Stockholder



                                            Please sign exactly as your name(s)
                                            appear(s) above. When signing as
                                            attorney, executor, administrator,
                                            trustee or guardian, please give
                                            your full title. If shares are held
                                            jointly, each holder should sign.





--------------------------------------------------------------------------------
         PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
                         ENCLOSED POSTAGE-PAID ENVELOPE
--------------------------------------------------------------------------------